EXHIBIT A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 13, 2015

INTERWEST PARTNERS VII, LP

By:	/s/ Harvey B. Cash	By:	InterWest Management Partners VII, LLC
Name:	Harvey B. Cash		its General Partner

By:	/s/ Philip T. Gianos		By:	/s/ W. Stephen Holmes
Name:	Philip T. Gianos			Managing Director

INTERWEST INVESTORS VII, LP
By:	/s/ W. Stephen Holmes
Name:	W. Stephen Holmes III
		By:	InterWest Management Partners VII, LLC its General Partner
By:	/s/ Gilbert H. Kliman
Name:	Gilbert H. Kliman		By:	/s/ W. Stephen Holmes
Managing Director

By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky
INTERWEST MANAGEMENT PARTNERS VII, LLC

By:	/s/ Nina S. Kjellson	By:	/s/ W. Stephen Holmes
Name:	Nina S. Kjellson		Managing Director

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